Exhibit 5.1

Raymond A. Lee
LeeR@Gtlaw.com
(714) 708-6510 Writer’s Direct Dial

April 25, 2006

Board of Directors
Acacia Research Corporation
500 Newport Center Drive
7th Floor
Newport Beach, CA 92660

Re:	Acacia Research Corporation Amended Registration Statement on Form S-3 to be Filed with the Securities and Exchange Commission on or about April 25, 2006

Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the registration of the offer and sale of Acacia Research-Acacia Technologies common stock (“AR-Acacia Technologies Stock”), Acacia Research-CombiMatrix corporation common stock (“AR-CombiMatrix Stock”), and warrants to purchase AR-Acacia Technologies or AR-CombiMatrix common stock (collectively, the “Securities”) by Acacia Research Corporation, a Delaware corporation (the “Registrant”) in the aggregate initial offering price not to exceed $75,000,000, as described in the Registration Statement.

We have acted as counsel for the Registrant in connection with the Registration Statement. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations made by the Registrant.

We express no opinion as to any jurisdiction other than federal securities laws and the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that when issued and sold in the manner referred to in the Registration Statement, the Securities issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

The opinions contained in this opinion letter merely constitute expressions of my reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for the benefit of the Company and its stockholders in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Board of Directors
Acacia Research Corporation
April 25, 2006

We hereby consent to use this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Sincerely,

/s/ GREENBERG TRAURIG

Greenberg Traurig, LLP